EXHIBIT 99.01

                                                        Contact Information:

                                                        Ed Babcock
                                                        Hyperion Communications
                                                        814-274-9830

FOR IMMEDIATE RELEASE


                HYPERION ANNOUNCES $300 MILLION PRIVATE OFFERING

--------------------------------------------------------------------------------



Coudersport, PA - February 16, 1999. Hyperion Telecommunications, Inc., ("Hyperion") announced today that it intends to privately offer an aggregate of approximately $200 million of Senior Subordinated Notes due 2007 principally to qualified institutional buyers in reliance on Rule 144A and an aggregate of $100 million of such Notes to entities controlled by members of the immediate family of John J. Rigas.

Hyperion intends to use the net proceeds from the offering to fund its acquisition of interests held by local partners in certain of its networks, capital expenditures and investments in its networks, for working capital purposes and for general corporate purposes.

The Notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.